             SCHEDULE 14A--INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                     INFORMATION RESOURCE ENGINEERING, INC.
                (Name of Registrant as Specified in its Charter)

                   ------------------------------------------
      (Name of Person(s) Filing Proxy Statement if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         1) Title of each class of securities to which transaction applies:

         2)      Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4)      Proposed maximum aggregate value of transaction:

         5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:

         2)      Form, Schedule or Registration Statement No.:

         3)      Filing Party:

         4)      Date Filed:

                     INFORMATION RESOURCE ENGINEERING, INC.
                              8029 CORPORATE DRIVE
                           BALTIMORE, MARYLAND 21236


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD JULY 17, 1997 AT 10:30 A.M.


TO THE SHAREHOLDERS OF INFORMATION RESOURCE ENGINEERING, INC.

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of INFORMATION RESOURCE ENGINEERING, INC. (the "Company") will be held at the Company's offices located at 8029 Corporate Drive, Baltimore, Maryland 21236 at 10:30 a.m. on July 17, 1997 for the following purposes:

1. To elect five (5) directors, each to hold office for a term of one (1) year or until their respective successors shall have been duly elected or appointed;

2. To amend the stock option plan to increase the shares issuable under the plan; AND

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Company's Common Stock, $.01 par value (the "Common Stock") is the only issued and outstanding class of stock. Only holders of shares of Common Stock of record on the Company's books at the close of business on May 30, 1997 will be entitled to vote at the meeting. All such shareholders are requested to be represented at the meeting either in person or by proxy. The stock transfer books will not be closed.

         Enclosed is a copy of the Annual Report on Form 10-K for the year ended December 31, 1996 along with a proxy statement and a proxy card.

         It is desirable that all holders of Common Stock of the Company be represented at the meeting either in person or by proxy.


         SUCH SHAREHOLDERS WHO CANNOT ATTEND THE MEETING IN PERSON ARE REQUESTED TO DATE AND EXECUTE THEIR PROXIES AND RETURN THEM TO THE COMPANY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.


                                             By Order of the Board of Directors,
                                             David A. Skalitzky
                                             Secretary


April 30, 1997
Baltimore, Maryland

                     INFORMATION RESOURCE ENGINEERING, INC.
                              8029 CORPORATE DRIVE
                           BALTIMORE, MARYLAND 21236


                                PROXY STATEMENT


                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 17, 1997

                     SOLICITATION AND REVOCATION OF PROXIES

         This Proxy Statement is furnished in connection with the solicitation of proxies by the management of INFORMATION RESOURCE ENGINEERING, INC. (the "Company"), a Delaware corporation, for use at the Annual Meeting of Shareholders to be held on July 17, 1997 and at any postponements or adjournments thereof. This material is first being mailed to shareholders on or about June 6, 1997.

         The cost of such solicitation will be borne by the Company. The Company may also agree to pay banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy material to their principles.

         A form of proxy is enclosed for use at the meeting. The issuance of a proxy by a shareholder will not affect his right to vote his shares if he attends the meeting and desires to vote in person. A proxy may be revoked at any time prior to the voting thereof, but a revocation will not be effective unless notice thereof is received, in writing, by the Secretary of the Company prior to such voting. All such shares represented by effective proxies on the enclosed form received by the Company will be voted at the meeting or any adjourned session thereof in accordance with the terms of such proxies. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation will be voted FOR all directors and the proposal contained therein. Proxies marked "abstain" will be treated as present for the purpose of determining a quorum but will not be voted with respect to any proposal marked "abstain".

            VOTING SECURITIES OUTSTANDING AND PRINCIPAL SHAREHOLDERS

         Shares of common stock, of which 5,462,127 shares were issued and outstanding as of April 29, 1997, are the only voting securities of the Company. Each share is entitled to one vote and a vote of a majority of the shares present, or represented, and entitled to vote at the meeting is required to approve each proposal to be acted upon at the meeting. Only holders of shares of Common Stock of the Company of record on its books at the close of business on May 30, 1997 will be entitled to notice of, and to vote at the meeting. Any such shareholder may vote his shares either in person or by his duly authorized proxy.

         The following table sets forth as of April 29, 1997 certain information as to persons known to the Company who may be deemed to be beneficial owners of more than five percent of the outstanding shares of the Company's Common Stock, each director of the Company and all executive officers and directors of the Company as a group.

                                                                 Number of shares
Name (and Address of 5% owners)                               beneficially owned (1)                 Percent
-------------------------------                               ----------------------                 -------
Anthony A. Caputo (2)                                                  604,900                        11.1%
8029 Corporate Drive
Baltimore, MD

Bruce R. Thaw (3)                                                      243,000                         4.4%

Douglas E. Kozlay (2)                                                  144,800                         2.7%

Jill Leukhardt (2)                                                      60,386                         1.1%

Ira A. Hunt, Jr. (2)                                                    18,000                         (4)

All Executive Officers and Directors as a Group                      1,292,232                        23.7%
(8 persons) (2)

-------------

(1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants held by such person (but not those held by any other person) and which are exercisable within 60 days have been exercised.
(2) Includes shares issuable pursuant to outstanding stock options that may be exercised within 60 days as follows: 5,000 shares for Mr. Caputo; 9,000 for Mr. Kozlay; 17,600 shares for Ms. Leukhardt; 15,000 shares for Mr. Hunt; and 67,200 shares for all officers and directors as a group.
(3) Includes 15,000 shares issuable pursuant to outstanding stock options with the Company that may be exercised within 60 days and 8,000 shares owned by Mr. Thaw's spouse, as to which Mr. Thaw disclaims beneficial ownership.
(4)      Represents less than 1% of the outstanding shares of Common Stock.

         Section 16 of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of the copies of such reports furnished to the Company and written representations from the executive officers and directors, the Company is unaware of any instances of noncompliance or late compliance with such filings during the fiscal year ended December 31, 1996 by its executive officers and directors.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation paid by the Company during each of the Company's last three fiscal years to the Company's Chief Executive Officer and to each of the executive officers who received salary and bonus payments in excess of $100,000 during fiscal year 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                                          Long-Term
                                                                                                         Compensation
                                                           Annual Compensation                              Awards
                                         -------------------------------------------------------     ------------------
                                                                                    Other Annual
  Name and Principal                         Salary               Bonus             Compensation           Options
       Position              Year             ($)                  ($)                 ($) (1)             (Shares)
-----------------------     ------       -------------     -----------------    -----------------    ------------------
  Anthony A. Caputo,         1996           225,000                      0                0                     0
    Chairman, Chief          1995           150,486                135,000                0                 5,000
   Executive Officer         1994           135,000                      0                0                     0
     and President

  Michael M. Kaplan,         1996           131,827             138,291(3)                0                50,000
Senior Vice President,
      Technology

    Jill Leukhardt,          1996           157,938                      0                0                     0
Senior Vice President,       1995           170,026                      0                0                40,000
  Marketing, Director        1994           106,733                      0                0                14,000

   Charles D. Brown,         1996           115,384                 37,692                0                20,000
Senior Vice President,       1995           100,000                 29,355                0                20,000
       Sales (2)             1994            21,822                 50,000                0                     0

-------------------------------

(1) Perquisites and other personal benefits to the named executive officers were less than either $50,000 or 10% of the total annual Salary and Bonus reported for the named executive officers, and therefore, information has not been included.
(1)      In connection with the acquisition of Connective Strategies, Inc.
         (CSI) in October 1994, Mr. Brown, then the Chief Executive Officer of CSI, was appointed a Senior Vice President.
(3)      Includes a one-time sign on bonus of $125,000.

INCENTIVE STOCK OPTION PLAN

         Under the Company's Incentive Stock Option Plan (the "Plan") options to purchase a maximum of 996,000 shares of Common Stock of the Company (subject to adjustment in the event of stock splits, stock dividends, recapitilaztions and other capital adjustments) may be granted to employees, officers and directors of the Company and other persons who provide services to the Company. Currently, there are 818,400 such options granted and outstanding, 46,100 options have been exercised and 131,500 options are available for future grants The options to be granted under the Plan are designated as incentive stock options or non-incentive stock options by the Board of Directors, which also has discretion as to the persons to be granted options, the number of shares subject to the options and terms of the option agreements. Only employees, including officers and part-time employees of the Company may be granted incentive stock options. The options are intended to receive incentive stock option tax treatment pursuant to Section 422A of the Internal Revenue Code of 1986, as amended.

         The Plan provides that options granted thereunder shall be exercisable during a period of no more than ten years (five years in the case of 10% shareholders) from the date of grant, depending upon the specific stock option agreement, and that, with respect to incentive stock options, the option exercise price shall be at least equal to 100% of the fair market value of the Common Stock at the time of grant (110% in the case of 10% shareholders). Pursuant to the provisions of the Plan, the aggregate fair market value (determined on the date of grant) of the Common Stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year shall not exceed $100,000.

401(k) PENSION PLAN

         The Company established a defined contribution pension plan effective January 1, 1991 (the "Plan") for employees who have completed three months of service with the Company. The Plan is administered by the Company and permits pre-tax contributions to the Plan by participants pursuant to Section 401(k) of the Internal Revenue Code (the "Code") of 3% to 10% of base compensation up to the maximum allowable contribution as determined by the Code. The Company matches participants' contributions on a discretionary basis. The Company may also make additional discretionary contributions. To date, the Company has made no matching contributions to the Plan.

                     OPTION GRANTS IN LAST FISCAL YEAR (1)

         During 1996, the Company granted stock options for 393,000 shares to sixty employees. The following table provides information related to the number of stock options granted to the named executive officers.

                                                                                                Potential Realizable
                                                                                                  Value at Assumed
                                                                                               Annual Rates of Stock
                                                                                                 Price Appreciation
                                    Individual Grants                                           for Option Term (2)
--------------------------------------------------------------------------------------------  -------------------------
                            Number of         % of Total
                            Securities          Options         Exercise
                            Underlying        Granted to         or Base
                             Options         Employees in         Price         Expiration
        Name               Granted (#)        Fiscal Year        ($/Sh)            Date          5% ($)       10% ($)
------------------------  ----------------  ----------------  -------------   --------------   ----------  ------------
Michael M. Kaplan             50,000             12.7            20.625          1/15/03         419,822      978,365

Charles D. Brown              20,000              5.1            13.625          10/24/03        100,965      258,525

------------------
(1)      No Stock Appreciation Rights were granted by the Company in 1996.

(2) The potential realizable value has been calculated in conformity with Securities and Exchange Commission proxy statement disclosure rules and is not intended to forecast possible future appreciation of the Common Stock. No gain to the options is possible without stock price appreciation, which will benefit all stockholders. A zero percent gain in stock price appreciation will result in zero dollars for the optionee.

         On January 26, 1997, in order to stimulate employee efforts in promoting the growth, efficiency and profitability of the Company, it offered 58 employees who had received stock options during 1995 and 1996, the opportunity to exchange their options for a new option for the same number of shares and option term, but with a new vesting schedule and a per share exercise price of $9.375, the last reported sale price on that date. The offer was accepted by 56 employees who held options aggregating 331,000 shares at per share exercise prices ranging from $13.50 to $28.625. The executive officers who are also directors of the Company were not eligible to participate in this offering. Mr. Kaplan exchanged the option granted to him on January 15, 1996 while Mr. Brown declined participation in the offering.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES (1)

         The following table provides information with respect to options exercised during 1996 and options held at fiscal year-end by the named executive officers:

                                               Number of Securities Underlying            Value of Unexercised
                                                   Unexercised Options at               In-the-Money Options at
                                                    December 31, 1996 (#)               December 31, 1996 ($) (2)
                                              ----------------------------------      -------------------------------
                  Shares
                 Acquired
                    on            Value
                 Exercise       Realized
   Name             (#)            ($)         Exercisable       Unexercisable        Exercisable       Unexercisable
--------------  -----------     ---------    ---------------   -----------------   -----------------  ----------------
Anthony A.
Caputo               0              0                5,000             0                   0                  0

Michael  M.
Kaplan               0              0                    0           50,000                0                  0

Jill L.
Leukhardt          6,000         82,500             17,600           36,400             25,200              37,800

Charles D.
Brown                0              0                4,000           36,000                0                  0

-------------------
(1) No Stock Appreciation Rights (SARs) were exercised by any Company employee in 1996, and there are no outstanding SARs held by any employee, executive officer or director of the Company.

(2) The value of unexercised stock options at December 31, 1996 is based on the last reported sale price of $9.00 for the Common Stock as reported by the NASDAQ National Market on that date.

COMPENSATION OF DIRECTORS

         The Company has not paid and does not presently propose to pay cash compensation to any director for acting in such capacity, except for reimbursement for reasonable expenses in attending those meetings. On April 10, 1997, the Board approved the grant of a stock option for 10,000 shares at a per share price of $8.50 to each of the directors who are not employees of the company (Messrs. Hunt and Thaw). The options have a three year term and are fully vested. In addition, a director who is not an employee of the Company will receive an annual stock option grant for a minimum of 5,000 shares which will be priced at the last reported sale price on the date of the grant.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

         In March 1997, the Company and Mr. Caputo entered into a five year employment agreement. Pursuant to the terms of the agreement, Mr. Caputo is to receive an annual salary of $250,000 adjusted annually based on a review by the Compensation Committee with a minimum annual increase of ten percent. Mr. Caputo is also entitled to incentive compensation of up to one-half his base salary upon attainment of the Company's business objectives as set forth in the Company's annual business plan. As further compensation, Mr. Caputo was issued on March 27, 1997, a five year stock option to purchase 50,000 shares of the Company's Common Stock at a per share price of $8.25 which was 110% of the last reported sales price on that date. The option vests at 20% per full year of service.

         In November 1986, the Company and Mr. Kozlay entered into a five year employment agreement, which was renewable and has been renewed for successive one year periods. Mr. Kozlay's current annual compensation pursuant to the agreement is $90,000.

         In October 1994, concurrent with the Company's acquisition of CSI, the Company entered into a five year employment agreement with Mr. Brown, then the Chief Executive Officer of CSI. Pursuant to the terms of the agreement, Mr. Brown is to receive an annual salary of $100,000 adjusted annually based upon an applicable consumer price index. Mr. Brown is also entitled to incentive compensation of up to one-half his base salary upon attainment of business goals specified by the Company's Chief Executive Officer. Mr. Brown's current annual salary pursuant to the agreement is $120,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Compensation Committee for fiscal year 1996 consisted of Anthony A. Caputo, the Company's Chairman, Chief Executive Officer and President and Directors Ira A. Hunt, Jr. and Bruce R. Thaw. The Compensation Committee is responsible for reviewing and approving the compensation of the Chairman, other officers of the Company and administering and/or interpreting the Company's stock option plan. Bruce R. Thaw is general counsel to the Company. See "Certain Relationships and Related Transactions".

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         In making compensation recommendations for the Company's executive officers for the fiscal year ended December 31, 1996, the Committee took into account that the computer security industry is highly specialized and competition for qualified personnel is intense. The recommended compensation levels are intended to retain individuals of exceptional skill upon whom, in large measure, the Company's sustained progress, growth and ultimate profitability depend.

         The Committee based its compensation recommendations for 1996 primarily upon the operating results for 1995. The Committee approved an annual salary for Mr. Caputo of $225,000 for 1996 and a bonus plan that could pay up to a maximum of 100% of that annual salary at the discretion of the Committee. In determining the total bonus to be paid to Mr. Caputo, quantitative criteria included business strategy, growth of the Company, both internally and through acquisition, productivity improvement, customer satisfaction and financial performance. In making compensation decisions based on the quantitative criteria set forth above, the Committee believes that the compensation paid to Mr. Caputo is closely tied to the performance of the Company. Since the Company did not achieve its annual financial objectives in 1996, the Company did not pay a bonus to Mr. Caputo in 1996.

        The Committee believes that the executive compensation aligns the interests of Management with that of shareholders and focus the Management's attention on the long-term successful operation of the Company. The named executive officers and the directors have received stock options to purchase shares of Common Stock. In addition, Mr. Caputo is a significant shareholder of the Company. Consequently, a significant portion of their compensation is at risk based on the Common Stock price performance and maintenance of value in the marketplace.

ADVISORY BOARD

         In January 1997, the Company announced the formation of an advisory board aimed at assisting the Company in building shareholder value by facilitating growth. Established as part of an overall strategy to manage and maintain Company expansion, the advisory board will work as an integral part of the Company's planning team in conjunction with the Company's executive officers and directors. The advisory board is chaired by former United States Treasury Secretary William E. Simon. Other members are Dr. Vinton G. Cerf, MCI's Senior Vice President of Internet Architecture and Daniel L. Mosley, a partner in the law firm of Cravath, Swaine & Moore. The Company expects to add additional high-caliber executives to the advisory board. While no member receives cash compensation for acting in such capacity, the members are eligible to receive stock options which are usually priced at the last reported sale price on date of issue and vest in three equal annual installments. Mr. Simon has received an option for 50,000 shares at a share price of $9.25 and an option for 50,000 shares at a per share price of $20.00. Mr. Mosley has received an option for 25,000 shares at a per share price of $9.375.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Bruce R. Thaw, a director of the Company, serves as general counsel to the Company and billed the Company $222,229 for legal fees for representing the Company in connection with legal and regulatory matters in 1996. Mr. Thaw continues to represent the Company for which he will be paid customary legal fees.

                            STOCK PERFORMANCE GRAPH

         The graph below compares the total return (change in year end stock price plus reinvested dividends) of the Company's Common Stock, the Total Return Index for the Nasdaq Stock Market (U.S.) and the Nasdaq Computer and Data Processing Services Stock Index. The graph assumes that $100 was invested in the Company's Common Stock and in each of the foregoing indices. The graph also assumes that all dividends were reinvested.

         There can be no assurance as to the future trends in the total return of the Company's Common Stock or of the foregoing indices. The Company does not make nor does it endorse any predictions as to future stock price performance.

Measurement         Information Resource        Total Return Index for Nasdaq          Nasdaq Computer and Data
   Period            Engineering, Inc.               Stock Market (U.S.)            Processing Services Stock Index
Year Covered                 ($)                             ($)                                  ($)
----------------   ------------------------     -------------------------------   -----------------------------------
    1991                     100.00                        100.00                              100.00
    1992                     414.55                        116.38                              107.59
    1993                     500.00                        133.60                              113.87
    1994                     551.12                        130.58                              138.24
    1995                   2,250.00                        184.67                              210.53
    1996                     818.18                        227.16                              260.00

             PROPOSAL NO. 1 - NOMINATION AND ELECTION OF DIRECTORS

        At the annual meeting, five directors are to be elected by the holders of the Common Stock to serve until the next annual meeting of shareholders and until their successors have been elected and qualify. Certain information concerning the nominees for election at the annual meeting, each of whom is presently a director, is set forth below. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise, the proxy may be voted for the election of the other nominees in the discretion of the persons acting pursuant to the proxy.

         The following information is submitted concerning the nominees for election as directors based upon information received by the Company from such persons:

NOMINEE                           AGE                           Office                            Director Since
-------                           ---                           ------                            --------------
Anthony A. Caputo                  55            Chairman, Chief Executive Officer                     1986
                                                 and President

Jill Leukhardt                     41            Senior Vice President, Director                       1990

Ira A. Hunt, Jr.                   72            Director                                              1990

Douglas E. Kozlay                  57            Director                                              1983

Bruce R. Thaw                      43            Director                                              1990

         Anthony A. Caputo, the Chairman, Chief Executive Officer and President of the Company, invested in the Company in 1986, and became a director in November 1986. In 1982, Mr. Caputo founded another computer security firm, TACT Technology, as a division of a public company, and after securing outside funding through a $3.0 million limited partnership in 1984, managed TACT as a separate company. Mr. Caputo resigned from TACT Technology in November 1986 to join the Company. Mr. Caputo has over 20 years' experience in the computer industry, in marketing and management capacities. In June 1993, Mr. Caputo was named Maryland's High Tech Entrepreneur of the Year, an annual award sponsored by organizations including Inc. Magazine, Ernst and Young LLP and Merrill Lynch. He has served as an officer of several publicly traded companies including International Mobile Machines Inc., and Comshare, Inc., as well as Value Software, now part of Computer Associates, Inc. Currently, Mr. Caputo is also a director of Egan Systems, Inc., a publicly traded computer software firm.

         Jill Leukhardt has been a Senior Vice President, Marketing of the Company since June 1995. She served as the Vice President of Sales and Marketing of the Company from 1989 to 1995. She was appointed a director of the Company in December, 1990. Ms. Leukhardt possesses a graduate level degree in Electrical Engineering. From 1980 to 1986, Ms. Leukhardt was a Marketing Manager at Intel Corporation where she managed several projects including the planning, specification and initial marketing of the 80386 microprocessor. Prior to joining the Company, from 1986 to 1989, she served as Vice President-Marketing for Micro Wholesalers, Inc., a microcomputer distributor. She has also served as a Trustee of Johns Hopkins University since July 1992.

         Douglas E. Kozlay is the co-founder, and was President, of the Company from 1983 until March 1993. Mr. Kozlay's principal responsibilities include serving as the Company's chief technical officer providing guidance and advice on product architecture to the Chief Executive Officer and performing engineering functions as required. Mr. Kozlay has been a director of the Company since its inception. From 1979 to 1982 Mr. Kozlay served as President of EMAX, Inc., a company which designed and marketed data acquisition and control systems. Previously, Mr. Kozlay has served as a manager of a research and development laboratory for the U.S. National Security Agency and design engineer for IBM Corporation. In 1982 Mr. Kozlay was Director of Industrial Automation for EMC Controls. He currently teaches graduate level courses in robotics at Loyola College of Baltimore.

         Ira A. Hunt, Jr. has been a director of the Company since December 1990. He is currently President of BIOSAT, a small technology firm which utilizes satellite data to monitor the status of agricultural crops worldwide. Mr. Hunt is a graduate of the U.S. Military Academy, West Point, New York. He served 33 years in various command and staff positions in the U.S. Army, retiring from active military service as a Major General in 1978. Subsequently he was President of Pacific Architects and Engineers in Los Angeles, California and a Vice President of Frank E. Basil, Inc. in Washington, D.C. Mr. Hunt has a Masters of Science degree in civil engineering from the Massachusetts Institute of Technology; an MBA from the University of Detroit; a Doctor of the University degree from the University of Grenoble, France; and a Doctor of Business Administration degree from George Washington University.

         Bruce R. Thaw has been a director of the Company since December 1990. From 1987 to the present, Mr. Thaw has served as general counsel to the Company. Mr. Thaw was admitted to the bar of the State of New York in 1978 and the California State Bar in 1983. Mr. Thaw is also a director of Amtech Systems, Inc., a publicly traded company engaged in the semiconductor industry.

         The Company's Board of Directors has established an Audit Committee, which is comprised of Ira A. Hunt, Jr. and Bruce R. Thaw. The purpose of this Committee is to review with the Company's independent auditor KPMG Peat Marwick LLP, and the Chief Financial Officer of the Company, the financial controls and practices of the Company and the plans for and results of the audit engagement.

         The Company does not have a nomination or similar committee. The total number of board meetings held during the fiscal year ended December 31, 1996 was three. Each director attended all meetings of the Board and any committee of which he/she was a member in the past fiscal year.

         PROPOSAL 2 - AMENDMENT TO THE STOCK OPTION PLAN TO INCREASE
                      THE SHARES ISSUABLE UNDER THE PLAN

         Under the Company's Stock Option Plan (the "Plan") options to purchase a maximum of 996,000 shares of Common Stock of the Company (subject to adjustment in the event of stock splits, stock dividends, recapitalizations and other capital adjustments) may be granted to employees, officers and directors of the Company and other persons who provide services to the Company. Currently, there are 818,400 such options granted and outstanding, 46,100 options have been exercised and 131,500 options are available for future grants. The options to be granted under the Plan are designated as incentive stock options or non-incentive stock options by the Board of Directors which also has discretion as to the persons to be granted options, the number of shares subject to the options and the terms of the option agreements. Only employees, including officers and part-time employees of the Company may be granted incentive stock options. The options are intended to receive incentive stock option tax treatment pursuant to Section 422A of the Internal Revenue Code of 1986, as amended.

         The Plan provides that options granted thereunder shall be exercisable during a period of no more than ten years (five years in the case of 10% shareholders) from the date of grant, depending upon the specific stock option agreement, and that, with respect to incentive stock options, the option exercise price shall be at least equal to 100% of the fair market value of the Common Stock at the time of grant (110% in the case of 10% shareholders). Pursuant to the provisions of the Plan, the aggregate fair market value (determined on the date of grant) of the Common Stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year shall not exceed $100,000.

         Submitted for ratification by shareholders is an amendment to the Plan, allowing for the maximum number of shares issuable under the Plan to be increased by an additional 500,000 shares, so that the total number of shares potentially issuable upon the exercise of all options will be increased to 1,496,000 shares.

         The Board of Directors and Management believe that the market for secure remote dial-in access to computer systems is continuing to increase. This growth opportunity requires the Company to increase its investment in research, development and marketing activities, including retaining key personnel and augmenting its staff where necessary, to allow the Company to take advantage of this opportunity. The purpose of the Plan is to increase the ability of the Company to attract and retain individuals of exceptional skill upon whom, in large measure, its sustained progress, growth and ultimate profitability depend. In addition, the Plan is intended to advance the interests of the Company by enabling its directors, officers and employees to acquire a financial interest in the Company through grants of options to acquire the Company's Common Stock. The Plan is intended to provide an increased incentive to these individuals, thereby providing such persons with an added incentive to continue in the employ or service of the Company and to stimulate their efforts in promoting the growth, efficiency and profitability of the Company.

         The affirmative vote by a majority of the outstanding stock entitled to vote at the annual meeting is required to ratify the amendment to the Plan.

         The Board of Directors unanimously recommends a vote FOR approval of this Proposal No. 2 and proxies solicited by the Board of Directors will be so voted unless stockholders specify on their proxy card a contrary choice.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Company's Board of Directors has selected KPMG Peat Marwick LLP as independent public accountants for the Company for the year ending December 31, 1997. KPMG Peat Marwick LLP has served the Company in the capacity of independent public accountants since the Company's initial public offering in 1989. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and will be afforded the opportunity to make a statement if requested.

                             SHAREHOLDER PROPOSALS

         Shareholders who wish to present proposals for action at the next Annual Meeting of Shareholders should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary on or before February 6, 1997 in order to be considered for inclusion in next year's proxy materials.

                         ANNUAL REPORT TO SHAREHOLDERS

         The Annual Report of the Company for the year ended December 31, 1996, including audited financial statements, has been mailed to the shareholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be part of the proxy solicitation material.

                                 OTHER MATTERS

         The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Annual Meeting of Shareholders. If any other matters are properly brought before the meeting or any adjournments thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their best judgment.


                                      By order of the Board of Directors,
                                      David A. Skalitzky
                                      Secretary


April 30, 1997
Baltimore, Maryland

                     INFORMATION RESOURCE ENGINEERING, INC.
                              8029 CORPORATE DRIVE
                              BALTIMORE, MD 21236
               PROXY CARD, SOLICITED BY MANAGEMENT OF THE COMPANY


         The undersigned hereby constitutes and appoints Anthony A. Caputo or Bruce R. Thaw, or either one of them acting in the absence of the other, with full power of substitution, to be the true and lawful attorney's and proxies for the undersigned to vote at the Annual Meeting of Stockholders of Information Resource Engineering, Inc. (the "Company") to be held at the Company's offices located at 8029 Corporate Drive, Baltimore, Maryland 21236 on July 17, 1997 at 10:30 A.M. or at any adjournment thereof. Notice of which meeting together with a Proxy Statement has been received.
         Said proxies are directed to vote the shares the undersigned would be entitle to vote if personally present upon the following matters, all more fully described in the Proxy Statement.
         The Directors favor a vote FOR the following proposals:
         1.      The election of Directors
         [ ]   FOR all nominees, except as noted   [ ]   WITHHOLD AUTHORITY to
         vote for all nominees
         Nominees: Anthony A. Caputo, Ira A. Hunt, Jr., Douglas E. Kozlay, Jill Leukhardt and Bruce R. Thaw
         Instructions: To withhold your vote from an individual nominee, write that nominee's name on the space provided below.

IF YOU DO NOT WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE AS PROVIDED HEREIN, YOU SHALL BE DEEMED TO HAVE GRANTED SUCH AUTHORITY.
         2. Amendment to the Stock Option Plan to increase the number of shares issuable under the Plan.
         [ ]   For        [ ]   Against    [ ]   Abstain





         3. In accordance with their best judgment with respect to any other business that may properly come before the meeting.

The shares represented by this Proxy will be voted and in the event instructions are given in the space provided, they will be voted in accordance therewith; if instructions are not given, they will be voted as recommended by the Directors with regard to the proposals.

       The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Meeting and Proxy Statement.

                                           DATED:
                                                   -------------------------

                                           ---------------------------------

                                           ---------------------------------
                                     SIGNATURE (must correspond with name as
                                                printed in the space beside)





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